EXHIBIT 10.7

SECOND AMENDMENT TO
AGREEMENT OF LIMITED PARTNERSHIP
OF BUILD-TO-CORE INDUSTRIAL PARTNERSHIP II LP

THIS SECOND AMENDMENT (this “Amendment”) to the Agreement of Limited Partnership of Build-To-Core Industrial Partnership II LP, a Delaware limited partnership (the “Partnership”), is entered into and shall be effective as of May 10, 2019 (the “Effective Date”), by and among (a) IPT BTC II GP LLC, a Delaware limited liability company, as general partner (the “General Partner”); (b) IPT BTC II LP LLC, a Delaware limited liability company, as a limited partner (the “IPT Limited Partner” and, together with the General Partner, collectively, the “IPT Partners”); (c) Industrial Property Advisors Sub IV LLC, a Delaware limited liability company (the “Special Limited Partner”), as a limited partner; (d) BCG BTC II Investors LLC, a Delaware limited liability company (the “BCIG Limited Partner”), as a limited partner; (e) QR Master Holdings USA II LP, a limited partnership formed under the laws of the Province of Manitoba (“QuadReal Master Holdings”); and (f) QuadReal US Holdings Inc., a Canadian corporation, as a limited partner (“QuadReal US” and, together with QuadReal Master Holdings (the “QuadReal Limited Partner”).  The QuadReal Limited Partner, the IPT Limited Partner and the BCIG Limited Partner shall each be referred to herein individually as a “Limited Partner” and collectively as the “Limited Partners” and the Limited Partners, the Special Limited Partner and the General Partner, each shall be referred to herein individually as a “Partner” and collectively as the “Partners.”

W I T N E S S E T H

WHEREAS, the General Partner executed the Certificate of Limited Partnership on May 18, 2017, and the Partners (including the Original QuadReal Limited Partners as predecessors-in-interest to QuadReal Master Holdings) executed and agreed to the terms set forth in that certain Agreement of Limited Partnership of the Partnership dated as of May 19, 2017 (the “Original Partnership Agreement”); and

WHEREAS, the Partners (including the Original QuadReal Limited Partners as predecessors-in-interest to QuadReal Master Holdings) amended the Original Partnership Agreement pursuant to that certain First Amendment to the Agreement of Limited Partnership dated as of January 31, 2018 (the “First Amendment”, and together with the Original Partnership Agreement, the “Partnership Agreement”); and

WHEREAS, on April 1, each of (a) bcIMC (WCBAF) Realpool Global Investment Corporation, a Canadian corporation, as a limited partner (“QuadReal WCBAF”); (b) bcIMC (College) US Realty Inc., a Canadian corporation, as a limited partner (“QuadReal College”); (c) bcIMC (Municipal) US Realty Inc., a Canadian corporation, as a limited partner (“QuadReal Municipal”); (d) bcIMC (Public Service) US Realty Inc., a Canadian corporation, as a limited partner (“QuadReal Public Service”); (e) bcIMC (Teachers) US Realty Inc., a Canadian corporation, as a limited partner (“QuadReal Teachers”); (f) bcIMC (WCB) US Realty Inc., a Canadian corporation, as a limited partner (“QuadReal WCB”); and (g) bcIMC (Hydro) US Realty Inc., a Canadian corporation, as a limited partner (“QuadReal Hydro” and, together with QuadReal WCBAF, QuadReal College, QuadReal Municipal, QuadReal Public Service, QuadReal Teachers, and QuadReal WCB, collectively, the “Original QuadReal Limited

Partners”) completed an internal reorganization and assigned their respective interest in the Partnership to the QuadReal Master Holdings; and

WHEREAS, the Partners desire to further amend the Partnership Agreement to reflect the changes set forth herein.

NOW, THEREFORE, for and in consideration of the sum of Ten Dollars ($10), and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Capitalized Terms. The capitalized terms used in this Amendment and not defined herein shall have the meanings ascribed to them in the Partnership Agreement.
2.	Rejection of Proposed Investments; Investment Period. The Partners acknowledge that as of May 16, 2018, the QuadReal Representative has rejected at least three (3) Proposed Investments presented pursuant to Sections 4.1 and 6.6(c), and that the Identification Period has terminated. Notwithstanding Section 4.1 or the foregoing sentence:
a.	The General Partner hereby acknowledges that the Partnership continues to be in the rotation for Value-Add Investments and Development Investments set forth in the Allocation Policy, and the General Partner shall continue to recommend, on a rotation basis pursuant to the Allocation Policy and Section 6.6(b), Proposed Investments to the Executive Committee in the Target Markets that provide for a LAFIRR (as defined in Exhibit B attached hereto) equal to at least the minimum LAFIRR set forth on Exhibit B for the Target Market in which the Proposed Investment is located (the “Minimum LAFIRR”) pursuant to Sections 4.1(b); provided, however the General Partner may elect to either (i) continue, in its sole discretion, presenting Proposed Investments to the Executive Committee in accordance with the Allocation Policy, but cease compliance with Section 6.6(b), or (ii) cease presenting any Proposed Investments to the Executive Committee, in either case at any time, and for any reason or no reason; provided, further, the General Partner shall provide written notice to the Executive Committee of its election under clause (i) (an “End of Formal Allocation Notice”) or clause (ii) (a “Cessation Notice”); and
b.	For the avoidance of doubt, from and after the expiration of the Investment Period, the Partners shall continue to be obligated to fund, pro rata based on their Percentage Interests, Capital Contributions with respect to Capital Call Notices issued to fund activities described in Section 4.3(b)(ii), and other investment activities of the Partnership expressly Approved by the Executive Committee prior to the expiration of the Investment Period.
c.	The definition of “Investment Period” is hereby deleted in its entirety and replaced with the following text “the period commencing on the Effective Date and ending on the date that is twelve (12) months after the date that the General Partner provided written notice to the Executive Committee of its election to cease presenting Proposed Investments to the Executive Committee.”
3.	Pursuit Costs for Proposed Investments.

a.	Notwithstanding anything in the Partnership Agreement, including Sections 4.1(b), 4.1(c) or 6.3(c) to the contrary, but subject to Section 2(b) above, the Partners agree that so long as the General Partner has not given an End of Formal Allocation Notice or a Cessation Notice, the General Partner shall be permitted to incur pursuit costs and expenses, including without limitation, costs and expenses of due diligence, legal fees and other costs and expenses incurred in connection with pursuing a Proposed Investment as a Partnership Expense, in an amount not to exceed $150,000.00 per Proposed Investment prior to it becoming an Approved Investment; provided, however, the aggregate amount of pursuit costs incurred with respect to Proposed Investments that do not subsequently become Approved Investments in a particular year may not exceed the amount allocated to dead deal costs in the then-current Approved Partnership Budget for such year; provided, further, the General Partner shall only be reimbursed for pursuit costs for a Proposed Investment if the initial underwriting for the Proposed Investment provides for a LAFIRR equal to at least the Minimum LAFIRR. For the avoidance of doubt, if pursuit costs are expended for a Proposed Investment that subsequently becomes an Approved Investment, then the amount of the pursuit costs incurred in connection with such investment shall not be included in the calculation of aggregate pursuit costs for Proposed Investments for the applicable year or be included in the dead deal costs for the then-current Approved Budget.
b.	If the Partnership incurs pursuit costs for a Proposed Investment, and the Executive Committee rejects such Proposed Investment pursuant to Section 4.1, then the Proposed Investment may be offered to an Applicable Vehicle in accordance with the Allocation Policy; provided, however, if such Applicable Vehicle pursues such Proposed Investment, then (i) the Partnership shall assign all contracts and other due diligence materials in its possession or control with respect to such Proposed Investment to such Applicable Vehicle, and (ii) such Applicable Vehicle shall reimburse the Partnership for any pursuit costs actually incurred with respect to such Proposed Investment.
4.	Investment Markets. Exhibit B to the Partnership Agreement is hereby deleted in its entirety and replaced with Exhibit B attached hereto.
5.	Allocation Policy. Exhibit O to the Partnership Agreement is hereby deleted in its entirety and replaced with Exhibit O attached hereto.
6.	Entire Agreement. The Partnership Agreement, as amended by this Amendment, constitutes the entire agreement between the Partners and supersedes any prior agreements or understandings between them with respect to the subject matter thereof.
7.	Full Force and Effect. Except as expressly amended hereby, the Partnership Agreement shall remain in full force and effect.
8.	Binding Effect. Except as otherwise provided in this Amendment, every covenant, term and provision of the Partnership Agreement, as amended by this Amendment, shall be binding upon and inure to the benefit of the Partners and their respective successors, transferees and assigns.

9.	Headings. Section and other headings contained in this Amendment are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Amendment or any provision hereof.
10.	Severability. Every provision of this Amendment is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality or validity of the remainder of this Amendment.
11.	Construction. Every covenant, term and provision of this Amendment shall be construed simply according to its fair meaning and not strictly for or against any Partner.
12.	Further Action. Each Partner, upon the request of the General Partner, agrees to perform all further acts and execute, acknowledge and deliver any documents which may be reasonably necessary, appropriate or desirable to carry out the provisions of this Amendment.
13.	Incorporation by Reference. Every exhibit referred to herein is hereby incorporated in this Amendment by reference.
14.	Applicable Law Notwithstanding the place where this Amendment may be executed by any of the parties hereto, this Amendment, the rights and obligations of the parties hereto, and any claims and disputes relating thereto shall be subjected to and governed by the Act and the other laws of the State of Delaware as applied to agreements among Delaware residents to be entered into and performed entirely within the State of Delaware, and such laws shall govern all aspects of this Amendment, including, without limitation, the limited partnership aspects of this Amendment.
15.	Counterpart Execution. This Amendment may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Amendment may be delivered by one or more parties by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Effective Date.

GENERAL PARTNER

IPT BTC II GP LLC, a Delaware limited liability company

By:

IPT Real Estate Holdco LLC, a Delaware limited liability company, its sole member

By:

Industrial Property Operating Partnership LP, a Delaware limited partnership, its sole member

By:

Industrial Property Trust Inc., a Maryland Corporation, its general partner

By: /s/ DWIGHT L. MERRIMAN

Name:Dwight L. Merriman III

Title:Chief Executive Officer

IPT LIMITED PARTNER

IPT BTC II LP LLC, a Delaware limited liability Company

By:

IPT Real Estate Holdco LLC, a Delaware limited liability company, its sole member

By:

Industrial Property Operating Partnership LP, a Delaware limited partnership, its sole member

By:

Industrial Property Trust Inc., a Maryland Corporation, its general partner

By: /s/ DWIGHT L. MERRIMAN

Name:Dwight L. Merriman III

Title:Chief Executive Officer

SPECIAL LIMITED PARTNER

Industrial Property Advisors Sub IV LLC, a Delaware limited liability company

By:

Industrial Property Advisors LLC, a Delaware limited liability company, its sole member

By:

Industrial Property Advisors Group LLC, a Delaware limited liability company, its sole member

By:  /s/ EVAN H. ZUCKER

Name:Evan H. Zucker

Title:Manager

BCIG LIMITED PARTNER BCG BTC II Investors LLC, a Delaware limited liability company By: /s/ EVAN H. ZUCKER Name:Evan H. Zucker Title:Manager

QUADREAL LIMITED PARTNER

QR Master Holdings USA II LP, a Manitoba limited partnership

By:

QR USA GP Inc., its general partner

By: /s/ JONATHAN DUBOIS-PHILLIPS

Name: Jonathan Dubois-Phillips

Title: Authorized Signatory

QUADREAL US QuadReal US Holdings Inc., a Canadian corporation By: /s/ JONATHAN DUBOIS-PHILLIPS Name: Jonathan Dubois-Phillips Title: Authorized Signatory